Exhibit 99.3

                          INDEPENDENT AUDITORS' REPORT

The Partners
Lynndale Apartments, Ltd.

We have audited the accompanying balance sheets of Lynndale Apartments, Ltd. (a limited partnership) as of December 31, 2004 and 2003, and the related statements of profit and loss, partners' deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Lynndale Apartments, Ltd. as of December 31, 2004 and 2003, and the results of its operations, changes in partners' equity, and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.


/s/ Dees, Jackson, Watson & Associates, P.A.

Certified Public Accountants
Smithfield, North Carolina
February 17, 2005


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